Nanophase Technologies Corporation S-1/A

Exhibit 99.2

FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

NANOPHASE TECHNOLOGIES CORPORATION

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Nanophase Technologies Corporation

December [●], 2023

Dear Stockholder:

Enclosed are materials relating to a rights offering by Nanophase Technologies Corporation (“we,” “us,” “our,” or the “Company”), including the prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form S-1, first filed with the Securities and Exchange Commission on November 21, 2023, as amended or supplemented from time to time. Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will be able to exercise your subscription rights to purchase shares of our common stock, par value $0.01 per share, only during a limited period. Answers to some frequently asked questions about the rights offering can be found under the heading “Questions and Answers Relating to the Rights Offering” in the Prospectus. Any prospective purchaser of shares of our common stock pursuant to the exercise of the subscription rights should read the Prospectus, including without limitation the risk factors contained therein, prior to making any decision to invest in the Company.

In the rights offering, we are offering an aggregate of 5,000,000 shares of common stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., New York City time, on January 19, 2024, unless extended (the “Expiration Time”).

As described in the Prospectus, you will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on December 20, 2023 (the “Record Date”). Each subscription right will allow you to subscribe for 0.1 shares of common stock (the “basic subscription privilege”) at the cash price of $0.40 per full share (the “subscription price”). For example, if you owned 100 shares of common stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 100 subscription rights and would have the right to purchase 10 shares of common stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the subscription price.

In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right, and limited to 1.6 times the number of shares that you purchased under the basic subscription privilege. To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you will be required to deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you may purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of common stock that may be available to you, assuming that no stockholder other than you has purchased any shares of common stock pursuant to their basic subscription privilege and over-subscription privilege. Fractional shares of common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of the stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient shares of common stock are available following the exercise of subscription rights under the basic subscription privileges.

If the amount you pay in connection with the exercise of your over-subscription privilege exceeds the subscription price of the number of shares allocated to you, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payment will be returned to you, without interest, as soon as practicable. If the amount you pay in connection with the exercise of your over-subscription privilege is less than the subscription price of the maximum number of unsubscribed shares available for purchase under your over-subscription privilege, you will be allocated only the number of shares for which you actually paid the subscription price. See “The Rights Offering—The Subscription Rights” in the Prospectus.

You are not required to exercise any or all of your subscription rights. If you do not exercise your subscription rights and the rights offering is completed, the number of shares of our common stock you own will not change but your percentage ownership of our total outstanding common stock will decrease to the extent shares are purchased by other stockholders in the rights offering. Your percentage ownership of our common stock may also decrease if you do not exercise your basic subscription privilege and over-subscription privilege in full. Please see the discussion of risk factors related to the rights offering, including dilution, under the heading “Risk Factors—Risks Related to the Rights Offering,” in the Prospectus.

The subscription rights will be evidenced by a Subscription Rights Certificate and will cease to have any value at the Expiration Time.

Enclosed are copies of the following documents:

1. Prospectus;

2. Subscription Rights Certificate;

3. Instructions as to Use of Nanophase Technologies Corporation Subscription Rights Certificates; and

4. A return envelope addressed to Broadridge Corporate Issuer Solutions, LLC, the subscription agent.

Your prompt action is requested. To exercise the subscription rights, as indicated in the Prospectus, you should deliver to the subscription agent the properly completed and signed Subscription Rights Certificate with payment of the subscription price in full for each share of common stock subscribed for pursuant to the basic subscription privilege and the over-subscription privilege. The subscription agent must receive the Subscription Rights Certificate with payment of the subscription price prior to the Expiration Time. If you send your Subscription Rights Certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. We will not be required to issue shares of our common stock to you if the subscription agent receives your Subscription Rights Certificate or your subscription payment after that time, regardless of when the Subscription Rights Certificate and subscription payment were sent. See “The Rights Offering—Expiration Date and Amendments” in the Prospectus.

Once you have exercised your basic subscription privilege and/or over-subscription privilege, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. However, if we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms set forth in the Prospectus, you may cancel your subscription and receive a refund of any money you may have advanced.

Additional copies of the enclosed materials may be obtained from the subscription agent by calling 1-800-789-8409 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

Very truly yours,

Nanophase Technologies Corporation

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